TO: Executive Officers and Directors of United Fire Group, Inc.
FROM: Tim Spain, VP–Human Resources; Dawn Jaffray, SVP & CFO
DATE: July 19, 2016
RE: Important Notice Regarding Blackout Period and Restrictions on Ability to Trade Company Common Stock of United Fire Group, Inc.
This notice is to inform you of restrictions on your ability to trade equity securities of United Fire Group, Inc. (the “Company”) during an upcoming “blackout period” that will apply to the United Fire Group 401(k) Plan (the "Plan"). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s regular trading blackout periods related to its earnings releases.
The blackout period is being imposed because of the transition to a new recordkeeper for the Plan. During the blackout period, participants in the Plan will not be able to access their accounts to direct or diversify investments in their individual accounts, including accounts that hold Company common stock, to obtain a loan or distribution from the Plan, obtain a hardship withdrawal from the Plan or to make contribution election changes. Accordingly, participants in the Plan will not be able to change the portion of their accounts invested in the Company’s common stock under the Plan. The blackout period is expected to begin on or around Thursday, August 25, 2016, and will end as soon as the transition to a new recordkeeper has been completed, which is expected to take place during the week beginning September 12, 2016 (the “Blackout Period”). During the Blackout Period, directors and executive officers may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting Chad Zenisek at 118 2nd Ave SE, Cedar Rapids IA 52401, czenisek@unitedfiregroup.com, or 319-286-2535.
In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited during the Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity securities of the Company acquired in connection with his or her employment as an executive officer or service as a director of the Company.
Please note the following:

1.	“Equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities.

2.
Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

3.
Among other things, these rules prohibit selling shares of the Company's common stock acquired pursuant to an exercise of options granted to you in connection with your employment as an executive officer or service as a director of the Company, selling shares of the Company's common stock originally received as a restricted stock grant or upon the vesting of a restricted stock unit award, or selling shares to cover withholding taxes upon the vesting of restricted stock unit awards.

4.
Exemptions from these rules generally apply for purchases or sales under pre-existing Rule 10b5-1 plans, dividend reinvestment plans, sales required by law and certain other “automatic” transactions, such as previously-elected salary deferral contributions into the Plan.

5.
Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your employment as an executive officer or service as a director of the Company, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

Inquiries with respect to the Blackout Period, including the date on which it has ended, should be directed to Chad Zenisek at 118 2nd Ave SE, Cedar Rapids IA 52401, czenisek@unitedfiregroup.com, or 319-286-2535.
These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that you are required to pre-clear any trades or transfers you would like to make in the Company's common stock.